Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS INCREASED REVENUES AND A PROFITABLE

FIRST QUARTER 2004

MELVILLE, N.Y. - MAY 11, 2004--Chyron Corporation (OTCBB: CYRO) today announced that it had net income of $0.3 million, or $.01 per share, on revenues of $5.8 million for its first quarter ended March 31, 2004.

Revenues for the first quarter increased 9% as compared to the same quarter last year and the Company experienced a sequential revenue increase of 8% from the fourth quarter of 2003.

The Company's net income for the first quarter of $0.3 million, or $.01 per share, compares to net income of $0.1 million, or $.00 per share, for the first quarter of 2003. The first quarter of 2003 net income included a loss from continuing operations of $0.1 million, or $.00 per share and income from discontinued operations of $0.2 million, or $.00 per share. In the fourth quarter of 2003, the Company had net income of $2.1 million, or $.05 per share, consisting of a loss of $0.2 million, or $.00 per share, from continuing operations, and income of $2.3 million, or $.05 per share, from discontinued operations, including a $2.6 million gain on sale of the Company's signal distribution and automation business. Included in the first quarter of 2004 net income was a gain on the sale of marketable securities of $0.2 million. The first quarter of 2003 loss from continuing operations included a $0.2 million loss on the write down of marketable securities and the fourth quarter of 2003 loss from continuing operations included a gain on debt extinguishment of $0.6 million. Interest expense for the first quarter was $0.2 million as compared to $0.5 million in the first quarter of 2003 and $0.5 million in the fourth quarter of 2003.

On a first quarter of 2004 to first quarter of 2003 continuing operations comparison basis, revenues and gross margins both grew, resulting in a $0.5 million higher gross profit in the first quarter of 2004. Selling, general and administrative expenses grew, primarily as a result of a portion of such expenses no longer being shared with the discontinued signal distribution and automation operations. Research and development costs for new products grew by $0.3 million or 53% as compared to the first quarter of 2003.

The Company reported $3.0 million of cash at the end of the first quarter. The Company used $3.8 million of cash to complete its retirement of the remaining Series A and B debentures during the quarter. As a result, the Company's obligations owing under debentures decreased from $8.7 million of debentures paying 12% interest to $4.6 million of new debentures, split between new Series C debentures maturing at the end of 2005 and paying 7% annual interest in kind, and new Series D debentures maturing at the end of 2006 and paying 8% annual interest in kind.

Michael Wellesley-Wesley, Chyron President and CEO commented: "We are pleased with the first quarter improvement in our revenues, gross margin and profitability. Our increased focus on research and development was rewarded at the NAB tradeshow in April, where we won two major awards for new products. Our new HyperX multi-format high definition (HD) character generator graphics system won the prestigious Broadcast Engineering Magazine Pick Hit Award for its superior technology, ease of use and affordability. Our C-Mix high definition (HD) graphics mixer won TV Technology Magazine's prestigious Mario Award." Mr. Wellesley-Wesley then added, "The successful completion of our debt retirement and restructuring in February has significantly reduced our debt load and has allowed us to focus resources on marketing and making additional investments in product development. As consumer demand for HDTV programming increases, we remain optimistic that the increased levels of industry spending we are beginning to experience will continue to grow."

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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Chyron

Chyron, The Company the Whole World Watches, is a leading developer of broadcast television graphics hardware and software ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003

Net sales	$5,760	$5,299
Gross profit	3,518	3,046
Operating expenses:
Selling, general and administrative	2,410	1,853
Research and development	905	593
Total operating expenses	3,315	2,446
Operating income	203	600
Interest and other (income) expense, net	(123)	692
Income (loss) from continuing operations	326	(92)

Income from discontinued operations		177
Net income	$ 326	$ 85

Net income (loss) per common share - basic and diluted:
Continuing operations	$.01	$.00
Discontinued operations		$.00

Weighted average number of common and common
equivalent shares outstanding
Basic	40,716	39,577
Diluted	41,236	39,582

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$3,043	$6,968
Accounts receivable, net	4,522	3,454
Inventories, net	2,146	1,714
Other current assets	204	955
Total current assets	9,915	13,091
Non-current assets	1,097	1,084
Total assets	$11,012	$14,175

Liabilities and shareholders' deficit:
Current liabilities	$5,447	$5,134
Non-current liabilities	7,025	10,622
Total liabilities	12,472	15,756
Shareholders' deficit	(1,460)	(1,581)
Total liabilities and shareholders' deficit	$11,012	$14,175